EXHIBIT 99.1

OREGON STEEL MILLS, INC.
 Portland, Oregon

For Immediate Release	June 14, 2006

Contact:	Ray Adams
Chief Financial Officer
(503) 240-5223

OREGON STEEL MILLS ANNOUNCES
FIRST MORTGAGE NOTE REDEMPTON

Portland, Oregon, June 14, 2006/Business Wire/--Oregon Steel Mills, Inc. (NYSE: OS) announced today that it has elected to redeem all of its outstanding 10% First Mortgage Notes (“Notes”) due on July 15, 2009, at a price equal to 105% of the principal amount of the Notes being redeemed, in accordance with the terms of the Indenture and Notes.  The principal amount of Notes outstanding to third parties as of the date of this press release was approximately $303 million.  The Notes will be redeemed effective July 15, 2006, and interest on the Notes will be paid to that date.  In connection with the redemption of the Notes, Oregon Steel expects to record a charge of $21.1 million in the third quarter of 2006.  The charge consists of approximately $15.1 million for the Notes call premium and $6 million for deferred financing costs related to the original issuance of the Notes.

Jim Declusin, the Company’s President and CEO stated, “One of our stated priorities over the past two years has been to reduce debt and improve our financial liquidity. This action eliminates the expensive high-yield debt issued in 2002, reduces our net interest expense dramatically and contributes to our on-going efforts to strengthen our financial position.”

The redemption will be funded by a combination of cash on hand and borrowings under a new 5 year, $175 million revolving credit facility recently put in place by the Company through General Electric Capital Corporation.

A Notice of Full Optional Redemption has been mailed to registered holders of the Notes by the trustee for the Notes, U.S. Bank National Association.  Questions from bondholders regarding the redemption process can be directed to U.S. Bank’s Bondholder Services at 1 (800) 934-6802.  This announcement is neither a request nor an offer for tender of securities of Oregon Steel.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected.  Such risks and uncertainties include, but are not limited to, general business and economic conditions; competitive products and pricing, as well as fluctuations in demand; potential equipment malfunction, and plant construction and repair delays.  For more detailed information, please review the discussion of risks, which may cause results to differ materially, in our most recently filed Form 10-K, Form 10-Q and other SEC reports.

Oregon Steel Mills, Inc. is organized into two divisions.  The Oregon Steel Division produces steel plate, coil, welded pipe and structural tubing from plants located in Portland, Oregon and Camrose, Alberta, Canada.  The Rocky Mountain Steel Mills Division, located in Pueblo, Colorado, produces steel rail, rod, bar, and tubular products.